Exhibit 99.1

Hampton Roads Bankshares and Xenith Bankshares Announce Strategic Merger

Combined Company to Adopt Xenith Bank Name

VIRGINIA BEACH, VA, AND RICHMOND, VA, February 10, 2016 – Hampton Roads Bankshares, Inc. (“HRB”) (Nasdaq: HMPR), the holding company for the Bank of Hampton Roads, and Xenith Bankshares, Inc. (“Xenith”) (Nasdaq: XBKS), the holding company for Xenith Bank, today jointly announced that they have reached a definitive agreement to merge. The transaction has been unanimously approved by the Boards of Directors of each company. The combination, with pro forma total assets of $2.9 billion and combined deposits of $2.5 billion, will create the second-largest community bank by deposits in the Virginia Beach/Norfolk/Newport News MSA and the fifth-largest community bank by deposits in the Commonwealth of Virginia.

Under the terms of the agreement, Xenith shareholders will receive 4.4 shares of HRB common stock for each share of Xenith common stock. Based on the closing price of the HRB’s common stock on February 10, 2016, the transaction will be valued at approximately $107.2 million. Upon closing, HRB shareholders and Xenith shareholders will own approximately 74% and 26%, respectively, of the stock in the combined company.

The combined company, which will adopt the Xenith Bankshares name for the holding company and the Xenith Bank name for all banking operations, will be governed by a 13 person Board of Directors, consisting of 8 directors from HRB and 5 directors from Xenith. Headquarters for the combined organization will be in Richmond, Virginia. The combined company will trade on the Nasdaq under the symbol XBKS.

T. Gaylon Layfield, III, currently President and Chief Executive Officer of Xenith, will serve as Chief Executive Officer of the combined company and Donna Richards, currently President of the Bank of Hampton Roads, will serve as President and Chief Operating Officer. Layfield and Richards each bring over 30 years of commercial banking experience, as well as unique and distinct business backgrounds and skill sets. Thomas W. Osgood, currently Chief Financial Officer of Xenith, will serve as Chief Financial Officer of the combined company. Wellington W. (Chris) Cottrell, III, currently Chief Credit Officer of Xenith, will serve as Chief Credit Officer of the combined company, while Thomas B. Dix, III, currently Chief Financial Officer of Hampton Roads, will serve as a Co-Head of the Commercial Line of Business. “This leadership team is experienced and ready to lead the organization,” said Charles M. Johnston, HRB’s Chairman of the Board and Interim CEO. He added, “With Gaylon serving as CEO and Donna serving as President, I have full confidence that this partnership will achieve great success in the future, creating value for all of our stakeholders.” Mr. Johnston intends to retire from the company and the Board at the closing of this transaction.

“This is an exciting opportunity to combine two financially strong banks with very similar cultures, core values and guiding principles, as well as a shared commitment to building long-term customer relationships with exceptional customer service,” said Donna Richards. “As a combined company united under one name, we will bring together the relationship focus of a hometown bank with the sophistication and experience of a larger one. In addition, Xenith’s extensive business banking experience will complement Bank of Hampton Roads’ retail and consumer focus.”

Richards added, “Our top priority is to make sure the customers of both banks experience a smooth transition and enjoy the security of continuing to bank with people they have grown to know and trust. We will remain proactive corporate citizens supporting economic growth in the communities we serve.”

Gaylon Layfield said, “We are very pleased to join forces with Hampton Roads Bankshares. With shared values and complementary capabilities and footprints in strong markets, our two organizations represent an excellent fit and we are confident that the combined company will be very well positioned to provide outstanding service to our customers and to create superior value for our shareholders.” Layfield concluded, “The increased scale and capital base position us well for a period of accelerated growth.”

The combined company expects to realize cost savings equal to approximately 10% of the combined company’s expense base as a result of rationalization of operations. The cost savings are expected to generate earnings per share accretion for shareholders of both companies. Post-closing, the combined company is expected to have a Tangible Common Equity/Total Assets ratio in excess of 13%. The transaction is expected to be substantially accretive to tangible book value per share of both companies given the anticipated recovery of a deferred tax asset.

The combination is subject to regulatory approval, approval of HRB’s and Xenith’s shareholders and other customary closing conditions. The transaction is expected to close in the third quarter of 2016.

Sandler O’Neill & Partners, L.P. and Wachtell, Lipton, Rosen & Katz served as financial and legal advisors, respectively, to Hampton Roads Bankshares, Inc. Macquarie Capital and Hunton & Williams LLP served as financial and legal advisors, respectively, to Xenith Bankshares, Inc.

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc., through its wholly-owned subsidiary, Xenith Bank, provides business-focused banking services to customers in the Richmond and Hampton Roads, Virginia and Greater Washington, D.C. markets. Headquartered in Richmond, it has assets of approximately $1.0 billion. Xenith Bank has eight locations in Herndon, Richmond, Suffolk and Gloucester, Virginia and one loan production office in Newport News, Virginia.

About Hampton Roads Bankshares, Inc.

Hampton Roads Bankshares, Inc. is a $2.0 billion in assets bank holding company headquartered in Virginia Beach, Virginia. The Company’s primary subsidiary is Bank of Hampton Roads, which does business as the Bank of Hampton Roads, Gateway Bank, and Shore Bank (the “Banks”). The Banks provide a full range of banking services, targeting the needs of individuals and small to medium-sized businesses. The Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as The Bank of Hampton Roads and Gateway Bank. Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices and loan production offices in West Ocean City and Baltimore, Maryland, and Rehoboth Beach, Delaware.

Forward-Looking Statements

The information presented herein contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Hampton Roads Bankshares, Inc.’s (“HRB”) and Xenith Bankshares, Inc.’s (“Xenith”) expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

In addition to factors previously disclosed in HRB’S and Xenith’s reports filed with the Securities and Exchange Commission and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by HRB and Xenith stockholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the HRB and Xenith businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; HRB’S and Xenith’s businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Additional Information About the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of HRB’ and Xenith’s public filings with the Securities and Exchange Commission (the “SEC”), including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by HRB with the SEC may be obtained free of charge at HRB’s website at www.bankofhamptonroads.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from HRB by requesting them in writing to Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452, or by telephone at (757) 217-1000.

The documents filed by Xenith with the SEC may be obtained free of charge at Xenith’s website at www.xenithbank.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Xenith by requesting them in writing to Xenith Bankshares, Inc., One James Center, 901 E. Cary Street, Suite 1700, Richmond, Virginia 23219, Attention: Thomas W. Osgood, or by telephone at 804-433-2209.

In connection with the proposed transaction, HRB intends to file a registration statement on Form S-4 with the SEC which will include a joint proxy statement of Xenith and HRB and a prospectus of HRB, and each party will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Xenith and HRB are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents and any other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the stockholders of each institution seeking the required stockholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from HRB or Xenith as described in the paragraphs above.

HRB, Xenith, and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from HRB and Xenith stockholders in connection with the proposed transaction. Information about the directors and executive officers of HRB and their ownership of HRB common stock is set forth in the definitive proxy statement for HRB’s 2015 annual meeting of stockholders, as previously filed with the SEC on April 27, 2015. Information about the directors and executive officers of Xenith and their ownership of Xenith common stock is set forth in the definitive proxy statement for Xenith’s 2015 annual meeting of stockholders, as previously filed with the SEC on March 19, 2015. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available. Free copies of these documents may be obtained as described in the paragraphs above.